Exhibit 5.1

[FORM OF OPINION OF ICE MILLER LLP]

                    , 2012

Board of Directors

ExactTarget, Inc.

20 North Meridian Street, Suite 200

Indianapolis, Indiana 46204

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to ExactTarget, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (Registration No. 333-178147) (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the public offering of up to              shares of the Company’s authorized Common Stock (the “Shares”) by the Company. Unless otherwise defined herein, capitalized terms used herein shall have the meaning assigned to them in the Registration Statement.

We have investigated those questions of law as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for purposes of this opinion, including:

1.	The Registration Statement, as amended through the date hereof;

2.	A copy of the Sixth Amended and Restated Certificate of Incorporation of the Company, together with all amendments thereto;

3.	A copy of the Amended and Restated Bylaws of the Company, as amended to date;

4.	An Officer’s Certificate of even date herewith as to certain factual matters; and

5.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communications from public officials and officers of the Company.

Board of Directors

ExactTarget, Inc.

                    , 2012

For purposes of this opinion, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies; and (iii) that the registration requirements of the Securities Act and all applicable requirements of state laws regulating the offer and sale of the Common Stock will have been duly satisfied. The opinion set forth herein is limited to the Delaware General Corporation Law.

Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that, if and when delivered against payment therefor in accordance with the terms of the Underwriting Agreement referred to in the prospectus that is a part of the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,